Immune Design Reports Fourth Quarter and Full Year 2015 Financial
Results and Provides Corporate Update

Company to hold conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, Calif., March 10, 2016 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the fourth quarter and full year ended December 31, 2015.

Corporate Update and Recent Highlights

New positive data support continued development of Immune Design’s wholly-owned immuno-oncology product candidates.

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LV305, the novel vector component of CMB305 that delivers NY-ESO-1 RNA specifically to dendritic cells in vivo, has achieved full patient enrollment in the Phase 1 study as a single agent. Updated data reveal:

◦	A consistently favorable safety profile;

◦	A consistent T cell immune response rate; and

◦	An improved clinical benefit profile using progression-free survival (PFS) as an endpoint.

•
CMB305, a first-in-class prime-boost immunotherapy combining LV305 and G305, has completed a first-in-human dose-escalation study and is currently undergoing an expansion study as a single agent in patients with cancers expressing the NY-ESO-1 tumor antigen. Initial data indicate:

◦	A favorable safety profile;

◦
A large subset of patients generate or increase CD4 and CD8 T cells responses against NY-ESO-1; a boost effect is observed following G305 administration; and the T cell response appears more robust than that seen in the LV305 Phase 1 trial; and

◦	Preliminary clinical benefit in the form of progression-free rate (PFR) in patients with soft tissue sarcoma.

Immune Design has received notification of orphan drug designation for soft tissue sarcoma for both components of CMB305 (LV305 and G305) in the United States and European Union.

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G100, an intratumoral immune activation product candidate comprised of the TLR4 agonist, GLA, completed a Phase 1 study of patients with Merkel cell carcinoma. Building upon data previously reported in a subset of patients, the full data set from the completed trial reveal:

◦	A consistently favorable safety profile;

◦	Evidence of changes in the tumor microenvironment causing inflammation and transforming tumors to a "hot" state in G100-responding patients; and

◦	Clinical benefit remained constant with the full patient set.

This, in addition to the positive preclinical data presented at the 57th American Society of Hematology (ASH) Annual Meeting through a collaboration with Dr. Ron Levy’s lab using the A20 NHL model, support the recently initiated Ph1/2 randomized trial testing G100 with or without KeytrudaTM in patients with NHL.

Abstracts for each of these three studies have been submitted for presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting (June 3-7, 2016).

New data continue to build on the potential of the GLAASTM platform outside of oncology.

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In addition to the ongoing Phase 2 study of MEDI7510, MedImmune’s investigational agent for the prevention of Respiratory Syncytial Virus (RSV) that leverages the GLAAS platform, Immune Design presented data at the 2016 American Academy of Allergy, Asthma & Immunology (AAAI) Annual Meeting in March highlighting the ability of GLA to modify the abnormal allergic immune response observed in peripheral blood from patients with pollen allergies. These data build upon additional data showing the potential of the GLAAS platform to treat food allergies, as supported by the licensing agreement with Sanofi to develop therapeutic agents to treat peanut food allergy.

Financial Results

Full Year 2015

•
Immune Design ended the fourth quarter of 2015 with $112.9 million in cash and cash equivalents, compared to $75.4 million as of December 31, 2014. Net cash used in operations for the year ended December 31, 2015 was $37.8 million.

•	Net loss and net loss per share for the year ended December 31, 2015 were $39.4 million and $2.06, respectively, compared to $34.2 million and $4.56, respectively, for the same period in 2014.

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Revenue for the year ended December 31, 2015 was $9.5 million and was attributable primarily to $4.2 million in collaboration revenue associated with the Sanofi Pasteur G103 collaboration established in the fourth quarter of 2014, $3.5 million in license revenue associated with the company’s collaborations with MedImmune and Sanofi Aventis, and $1.9 million in product sales. Revenue for the same period in 2014 was $6.4 million and was primarily attributable to $4.5 million in license revenue associated with Immune Design’s collaborations with Medimmune and Sanofi Aventis, $1.1 million in collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014, and $0.8 million in product sales.

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Research and development expenses for the year ended December 31, 2015 were $33.1 million, compared to $22.7 million for the same period in 2014. The $10.3 million increase was primarily attributable to continuing advancement of our ongoing research and development programs and Phase 1 and Phase 2 clinical trials. Research and development stock-based compensation (a non-cash expense), was $2.2 million for the year ended December 31, 2015.

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General and administrative expenses for the year ended December 31, 2015 were $15.1 million, compared to $12.9 million for the same period in 2014. The increase of $2.2 million is primarily attributable to an increase in professional services fees, personnel and facility related expenses to support operations as a public company. General and administrative stock-based compensation (a non-cash expense), was $4.1 million for the year ended December 31, 2015.

Fourth Quarter

•	Net loss and net loss per share for the fourth quarter of 2015 were $12.1 million and $0.60, respectively, compared to $13.1 million and $0.78, respectively, for the fourth quarter of 2014.

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Revenue for the fourth quarter of 2015 was $1.1 million and was attributable primarily to $0.9 million in product sales, and $0.2 million in collaboration revenue associated with the Sanofi Pasteur G103 collaboration established in the fourth quarter of 2014. Revenue for the fourth quarter of 2014 was $1.8 million and was attributable primarily to $0.7 million in product sales, and $1.1 million in collaboration revenue associated with Sanofi Pasteur G103 collaboration established in the fourth quarter of 2014.

•	Research and development expenses for the fourth quarter of 2015 were $8.9 million, compared to $8.8 million for the fourth quarter of 2014.

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General and administrative expenses for the fourth quarter of 2015 were $4.0 million, compared to $5.5 million for the fourth quarter of 2014. The decrease of $1.5 million is primarily attributable to a decrease in legal and litigation costs.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the fourth quarter and full year 2015 financial results and provide a corporate update.

The live call may be accessed by dialing 844-831-3023 for domestic callers and 920-663-6275 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code 61885687.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress and scope of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design
Selected Balance Sheet Data (unaudited)
(In Thousands)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$112,921	$75,354
Total assets	116,145	78,383
Total current liabilities	7,111	11,947
Total stockholders' equity	108,993	66,346

Statements of Operation Data (unaudited)
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Licensing revenue	$—	$—	$3,500	$4,500
Product sales	921	748	1,853	881
Other, net	218	1,052	4,157	1,052
Total revenues	1,139	1,800	9,510	6,433
Operating expenses:
Cost of product sales	353	575	774	638
Research and development	8,878	8,797	33,087	22,746
General and administrative	4,048	5,549	15,134	12,927
Total operating expenses	13,279	14,921	48,995	36,311
Loss from operations	(12,140)	(13,121)	(39,485)	(29,878)
Interest and other income	25	1	40	4
Change in fair value of convertible preferred stock warrant liability	-	-	-	(4,277)
Net loss attributable to common stockholders	$(12,115)	$(13,120)	$(39,445)	$(34,151)
Basic and diluted net loss per share attributable to common stockholders	$(0.60)	$(0.78)	$(2.06)	$(4.56)
Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	20,145,247	16,878,602	19,155,918	7,494,790

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902
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